Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 8, 2023, relating to the financial statements of Tejon Ranch Co. and the effectiveness of Tejon Ranch Co.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Tejon Ranch Co. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Los Angeles, California

May 30, 2023